Exhibit 10.29
Summary of Non-Employee Director Compensation
The following summary describes the individual components of the non-employee director compensation of Ingredion Incorporated (the "Company") in 2024. Effective January 1, 2024, each non-employee director is entitled to an annual retainer of $265,000 (an increase of $15,000 from the prior year), which is comprised of (i) an annual cash retainer of $105,000, paid in four equal quarterly installments on the last business day of each 2023 calendar quarter, with the exception of the fourth quarter which shall be paid on the date of the December People, Culture, and Compensation (“PCC”) committee meeting (an increase of $5,000 from the prior year) and (ii) an annual equity retainer of $160,000 in Company common stock, paid in four equal quarterly installments on the same dates as the cash retainer installments (an increase of $10,000 from the prior year) issued under the Company's 2023 Stock Incentive Plan

In addition, the Company's Chairman of the Board receives an additional annual retainer of $160,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments (no change in amount from the prior year). The chair of the Audit Committee receives an additional annual retainer of $25,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments (no change in amount from the prior year). The chair of the People, Culture, and Compensation Committee receives an additional annual retainer of $20,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments (no change in amount from the prior year). The chair of the Corporate Governance and Nominating Committee receives an additional annual retainer of $15,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments (no change in amount from the prior year).

Under the Company's Deferred Compensation Plan for Outside Directors, an unfunded, nonqualified deferred compensation plan, non-employee directors are entitled to defer all or a portion of their cash and common stock compensation into restricted stock units issued under the Company’s 2023 Stock Incentive Plan. If a deferral is elected by a non-employee director, settlement of the restricted stock units is deferred until at least six months and no more than ten years and six months after the director's termination of service from the Board of Directors, at which time the restricted stock units will be settled in one or more installments by delivering shares of common stock, with fractional shares to be paid in cash.